[POPULAR, INC. LOGO]


For additional information contact:
Mr. Jorge A. Junquera
Senior Executive Vice President
Or visit our web site at http://www.popularinc.com
Telephone (787) 754-1685

July 10, 2001                                                  News Release

 POPULAR, INC. EARNINGS FOR THE QUARTER AND SIX-MONTH PERIOD ENDED JUNE 30, 2001

         Popular, Inc. (the Corporation) reported net income of $77.5 million or $0.55 earnings per common share (EPS) for the second quarter of 2001, compared with $65.1 million or $0.46 for the same period in 2000. Net earnings for the first quarter of 2001 were $74.2 million, or $0.53 per common share.

          The Corporation's return on assets (ROA) and return on common equity
(ROE) for the second quarter of 2001 were 1.14% and 15.36%, respectively, compared with 1.01% and 14.43% for the same period in 2000 and 1.09% and 15.25% for the first quarter of 2001.

         For the first six months of 2001, the Corporation's net earnings reached $151.7 million, compared with $129.3 million for the same period in 2000. EPS for the first six-months of 2001 and 2000 were $1.08 and $0.92, respectively. ROA and ROE for the first six months of 2001 were 1.10% and 15.31%, respectively. For the same period of 2000, these ratios were 1.01% and 14.50%.

         The Corporation's results of operations for the quarter ended June 30, 2001, when compared with the same quarter of 2000, reflected an increase of $21.4 million in net interest income together with an increase of $10.2 million in other revenues. These improvements were partially offset by rises of $0.8 million in the provision for loan losses, $13.1 million in operating expenses and $5.7 million in income taxes.

         The Corporation has benefited from the overall interest rate reductions occurring since the beginning of 2001. The increase in net interest income was mostly attributed to a higher reduction in the cost of funding the Corporation's earning assets compared with the reduction in their yields. The net interest margin of the Corporation increased to 4.17% for the second quarter of 2001, from

2 - POPULAR, INC. 2001 SECOND QUARTER RESULTS

4.04% in the same quarter of 2000 and 3.90% in the first quarter of 2001. An increase of $1.3 billion in average earning assets allowed the Corporation to increase its interest income by $464 thousand notwithstanding the decline of 45 basis points in yields since the same quarter in 2000. The yield on earning assets for the second quarter of 2001 was 8.20%, while the cost of interest-bearing liabilities dropped by 67 basis points since the second quarter of 2000.

         The provision for loan losses for the second quarter of 2001 amounted to $49.5 million compared with $48.7 million for the second quarter of 2000. Net charge-offs for the quarter ended June 30, 2001, were $41.7 million or 0.99% of average loans compared with $38.1 million or 0.97% for the second quarter of 2000, and $36.1 million or 0.89% for the first quarter of 2001.

         Non-interest income grew $10.2 million or 9.4%, reaching $119.5 million for the second quarter of 2001, compared with $109.3 million for the same period in 2000. These revenues totaled $115.0 million in the first quarter of this year. Service charges on deposit accounts and other service fees rose $8.9 million on a combined basis when compared to the second quarter of 2000, mostly attributed to higher activity on commercial deposit accounts and the implementation during the second half of 2000 of new fees in deposit accounts, including charges for electronic transaction overdrafts, accounts without activity, and others. Also, contributing to the growth in fees were higher insurance commission income derived from Popular Insurance and processing fees generated by GM Group. Moreover, debit card fees rose principally due to the growing volume of point-of-sale terminals and transactions. These rises were tempered by lower credit card fees and discounts due to the sale of the U. S. credit card operations during the third quarter of 2000. Other operating income rose $1.9 million or 8.4% compared to the second quarter of 2000, mostly driven by higher gains on sale of loans and investment banking fees, partially compensated by lower other income derived by GM Group.

         Net losses on sale of securities amounted to $2.2 million for the quarter ended June 30, 2001, compared with gains of $0.3 million in the same period of 2000 and in the first quarter of 2001. Net gains on derivative transactions, resulting from the change in the fair market value of derivative instruments, amounted to $1.7 million for the quarter just ended. The latter related mostly to adjustments on the market value of interest rate swaps entered into by the Corporation.

         Operating expenses for the second quarter of 2001 increased $13.1 million or 6.0%, reaching

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3 - POPULAR, INC. 2001 SECOND QUARTER RESULTS

$232.5 million. Personnel costs increased $8.5 million as compared with the second quarter of 2000, resulting mostly from higher pension and medical plan costs. Other operating expenses, excluding personnel costs, increased $4.6 million, mainly in net occupancy expenses, operating taxes, and other general operating expenses. The latter was mostly associated to higher sundry losses, which resulted primarily from unresolved claims on credit cards and automated teller machine transactions. Partially tempering the rise in operating expenses was a decrease in the amortization of intangibles due to the full amortization in late 2000 of the core deposits recorded on the merger with BanPonce Corporation in 1990. When compared to the first quarter of 2001, the Corporation experienced an increase of $12.5 million or 5.7% in operating expenses.

         Income taxes for the second quarter of 2001 increased $5.7 million or 26.1% when compared with the same period in 2000, reaching $27.3 million. Notwithstanding the rise in tax resulting from higher taxable income, mainly at our U.S. operations, the Corporation was favorably impacted by a reduction in the capital gains tax rate applicable to assets located in Puerto Rico from 25.0% to 12.5% upon the enactment of a change in the tax laws in Puerto Rico during the quarter. The new rate is effective for transactions occurring from January 1st, 2001 and thereafter. Consequently, the Corporation reversed $1.7 million in deferred taxes related to capital assets.

         The Corporation's total assets at June 30, 2001, amounted to $27.9 billion, compared with $26.5 billion at June 30, 2000 and $27.3 billion at March 31, 2001. The Corporation's earning assets reached $26.3 billion at June 30, 2001, compared with $24.7 billion and $25.7 billion at June 30, 2000 and March 31, 2001, respectively.

         Total loans were $17.2 billion at June 30, 2001 or $1.4 billion more than the level at June 30, 2000, and $683 million over March 31, 2001. Commercial and mortgage loans accounted for the largest growth since June 30, 2000, increasing $256 million and $1.2 billion, respectively. These same portfolios rose $127 million and $580 million, respectively, when compared with March 31, 2001.

         The allowance for loan losses at June 30, 2001, amounted to $313 million or 1.82% of loans compared with $306 million or 1.94% at June 30, 2000. At March 31, 2001, the allowance for loan losses totaled $305 million or 1.85% of loans. Non-performing assets were $382 million or 2.22% of ending loans at June 30, 2001, compared with $380 million or 2.41% at the same date last year and

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4 - POPULAR, INC. 2001 SECOND QUARTER RESULTS

$368 million or 2.23% at March 31, 2001. The increase in non-performing assets since March 31, 2001 was mostly reflected in mortgage loans, which are considered low-risk since they are secured by real estate. At June 30, 2001, the allowance for loan losses as a percentage of non-performing assets was 81.92% compared with 80.30% at June 30, 2000 and 83.01% at March 31, 2001. During the last 12 months, the New York City taxicab medallion industry has experienced high volatility in the market value of the taxicab medallions. Popular, Inc., through Banco Popular North America, is one of the largest lenders in this industry sector with an aggregate exposure of $289 million, which approximates 1.7% of the Corporation's loan portfolio. Due to the noted volatility in the market values of the medallions, and consistent with the Corporation's Internal Risk Classification System, as of June 30, 2001 a segment of the New York City taxicab medallion loan portfolio was downgraded and included in the criticized assets of the Corporation. However, the Corporation does not anticipate any significant loss in this portfolio.

         Total deposits grew to $15.6 billion at June 30, 2001, from $14.5 billion at June 30, 2000. At March 31, 2001, total deposits amounted to $15.1 billion, respectively.

         Borrowed funds, including subordinated notes and capital securities, amounted to $9.7 billion at June 30, 2001 compared with $9.8 billion at June 30, 2000, and $9.6 billion at March 31, 2001.

         At June 30, 2001, stockholders' equity totaled $2.2 billion compared with $1.7 billion at the same date last year. These figures include unrealized gains on securities available-for-sale, net of deferred taxes, of $75 million as of June 30, 2001, compared with unrealized losses of $150 million as of the same date last year. Stockholders' equity was $2.1 billion as of March 31, 2001.

         The market value of the Corporation's common stock at June 30, 2001, was $32.94 per share, compared with $19.06 at June 30, 2000 and $29.45 at March 31, 2001. The Corporation's market capitalization at June 30, 2001 was $4.5 billion, compared with $2.6 billion at June 30, 2000. At June 30, 2001, the Corporation's common stock had a book value per share of $15.17.

         During this quarter the Corporation reiterated its interest in expanding the business in the Latin American markets through the acquisition of 19.99% of the voting stock of Centro Financiero BHD, S.A., the third largest private financial institution in the Dominican Republic. Also, during the quarter, the Corporation acquired 19.9% of the voting common stock of Coqui.com, as well as a 13.1% of the Company's non-voting stock. Coqui.com owns PRTC.net and Coqui.net, which

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5 - POPULAR, INC. 2001 SECOND QUARTER RESULTS

together form the leading Internet service provider in Puerto Rico. This investment provides the Corporation greater opportunities to increase its Internet customer base and enhance its electronic capabilities, products and services.

         Popular Mortgage, the Corporation's mortgage loan subsidiary in Puerto Rico, has reached record-breaking levels in the volume of mortgage loans closed in recent months. The reductions in interest rates made by the Federal Reserve Bank over the recent months continue having a positive impact in the volume of mortgage loan origination. Also, improvements in the systems, constant personnel training, an aggressive marketing campaign and the development of innovative products have been key elements in the success.

         On May 9, 2001 the Board of Directors of the Corporation declared a cash dividend of $0.20 per common share for the second quarter of 2001. This represented a 25.0 percent increase over the $0.16 per share paid in previous quarterly cash dividends.

         The Corporation's common and preferred stocks are traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System under the symbols BPOP and BPOPP, respectively.

                                      * * *

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POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)

                                                                       Quarter Ended
                                                                          June 30                     Second
                                                             --------------------------------         Quarter      -------------
                                                                                                    2001 - 2000        First
                                                                                                      Percent         Quarter
                                                                  2001               2000             Variance          2001
                                                             -------------------------------------------------------------------
SUMMARY OF OPERATIONS

Interest income .........................................    $     525,238      $     524,774            0.09%     $     550,451
Interest expense ........................................          257,925            278,858           (7.51)           294,734
                                                             -------------------------------------------------------------------

Net interest income .....................................          267,313            245,916            8.70            255,717
Provision for loan losses ...............................           49,462             48,719            1.53             50,034
                                                             -------------------------------------------------------------------

Net interest income after provision
  for loan losses .......................................          217,851            197,197           10.47            205,683

Other operating income ..................................          119,060            108,263            9.97            114,999
Gain on derivatives .....................................            1,652                  0                               (631)
(Loss) gain on sale of securities .......................           (2,152)               329                                290
Trading account profit ..................................              945                693                                309
                                                             -------------------------------------------------------------------

Total other income ......................................          119,505            109,285            9.35            114,967

Salaries and benefits ...................................          102,725             92,642           10.88             99,797
Profit sharing ..........................................            4,018              5,569          (27.85)             5,097
Amortization of intangibles .............................            6,860              8,537          (19.64)             6,876
Other operating expenses ................................          118,875            112,624            5.55            108,199
                                                             -------------------------------------------------------------------

Total operating expenses ................................          232,478            219,372            5.97            219,969
                                                             -------------------------------------------------------------------

Income before income tax, minority interest and
cumulative effect of accounting changes ................           104,878             87,110           20.40            100,681
Income tax ..............................................           27,337             21,684           26.07             27,151
Net (gain) loss of minority interest ....................               (4)              (303)         (98.68)                16
                                                             -------------------------------------------------------------------

Income before cumulative effect of accounting changes ...           77,537             65,123           19.06             73,546
Cumulative effect of accounting changes, net of tax .....                                                                    686
                                                             -------------------------------------------------------------------

Net income ..............................................    $      77,537      $      65,123           19.06      $      74,232
                                                             ===================================================================

Net income applicable to common stock ...................    $      75,450      $      63,036           19.69      $      72,145
                                                             ===================================================================

Earnings per common share (basic and diluted) ...........    $        0.55      $        0.46                      $        0.53
                                                             =============      =============                      =============
Dividends declared per common share .....................    $        0.20      $        0.16                      $        0.16
                                                             =============      =============                      =============

Average common shares outstanding .......................      136,189,956        135,878,677                        136,111,025
Common shares outstanding at end of period ..............      136,180,713        135,865,104                        136,101,782

SELECTED AVERAGE BALANCES
Total assets ............................................    $  27,195,284      $  25,972,365            4.71      $  27,714,226
Loans ...................................................       16,774,330         15,681,239            6.97         16,215,424
Earning assets ..........................................       25,663,841         24,337,038            5.45         26,168,217
Deposits ................................................       15,340,466         14,421,873            6.37         14,831,555
Interest-bearing liabilities ............................       21,378,624         20,564,987            3.96         22,243,934
Stockholders' equity ....................................        2,070,246          1,857,501           11.45          2,018,788

SELECTED FINANCIAL DATA AT PERIOD-END
Total assets ............................................    $  27,867,715      $  26,451,246            5.36      $  27,312,158
Loans ...................................................       17,192,246         15,774,604            8.99         16,509,477
Earning assets ..........................................       26,259,758         24,677,648            6.41         25,691,106
Deposits ................................................       15,569,785         14,460,454            7.67         15,093,179
Interest-bearing liabilities ............................       22,077,317         21,212,448            4.08         21,721,087
Stockholders' equity ....................................        2,166,129          1,736,890           24.71          2,122,974

PERFORMANCE RATIOS
Net interest yield * ....................................             4.17%              4.04%                              3.90%
Return on assets ........................................             1.14               1.01                               1.09
Return on common equity .................................            15.36              14.43                              15.25

CREDIT QUALITY DATA
Non-performing assets ...................................    $     382,491            380,478            0.53      $     367,761
Net loans charged-off ...................................           41,686             38,116            9.37             36,130
Allowance for loan losses ...............................          313,337            305,526            2.56            305,295
Non-performing assets to total assets ...................             1.37%              1.44%                              1.35%
Allowance for losses to loans ...........................             1.82               1.94                               1.85

* Not on a taxable equivalent basis

POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)

                                                                          For the six-months ended
                                                                                  June 30
                                                                   -------------------------------------
                                                                                                                 Percent
                                                                       2001                     2000             Variance
                                                                   ------------------------------------------------------
SUMMARY OF OPERATIONS

Interest income .........................................          $   1,075,689            $  1,030,575             4.38%
Interest expense ........................................                552,659                 542,419             1.89
                                                                   ------------------------------------------------------

Net interest income .....................................                523,030                 488,156             7.14
Provision for loan losses ...............................                 99,496                  98,732             0.77
                                                                   ------------------------------------------------------

Net interest income after provision
  for loan losses .......................................                423,534                 389,424             8.76

Other operating income ..................................                234,058                 209,908            11.51
Gain on derivatives .....................................                  1,021
(Loss) gain on sale of securities .......................                 (1,862)                 13,593          (113.70)
Trading account profit ..................................                  1,254                   1,510           (16.95)
                                                                   ------------------------------------------------------

Total other income ......................................                234,471                 225,011             4.20

Salaries and benefits ...................................                202,522                 191,734             5.63
Profit sharing ..........................................                  9,115                   9,701            (6.04)
Amortization of intangibles .............................                 13,736                  17,129           (19.81)
Other operating expenses ................................                227,074                 227,312            (0.10)
                                                                   ------------------------------------------------------

Total operating expenses ................................                452,447                 445,876             1.47
                                                                   ------------------------------------------------------

Income before income tax, minority interest and
cumulative effect of accounting changes .................                205,558                 168,559            21.95
Income tax ..............................................                 54,488                  40,440            34.74
Net loss of minority interest ...........................                     12                   1,193           (98.99)
                                                                   ------------------------------------------------------

Income before cumulative effect of accounting changes ...                151,082                 129,312            16.84
Cumulative effect of accounting changes, net of tax .....                    686
                                                                   ------------------------------------------------------

Net income ..............................................          $     151,768            $    129,312            17.37
                                                                   ======================================================

Net income applicable to common stock ...................          $     147,594            $    125,137            17.95
                                                                   ======================================================

Earnings per common share (basic and diluted) ...........          $        1.08            $       0.92
                                                                   =============            ============
Dividends declared ......................................          $        0.36            $       0.32
                                                                   =============            ============

Average common shares outstanding .......................            136,150,709             135,821,221
Common shares outstanding at end of period ..............            136,180,713             135,865,104

SELECTED AVERAGE BALANCES
Total assets ............................................          $  27,704,171            $ 25,719,423             7.72
Loans ...................................................             16,724,347              15,354,380             8.92
Earning assets ..........................................             26,155,728              24,046,773             8.77
Deposits ................................................             15,100,994              14,284,696             5.71
Interest-bearing liabilities ............................             22,187,641              20,332,255             9.13
Stockholders' equity ....................................              2,044,659               1,836,261            11.35

PERFORMANCE RATIOS
Net interest yield * ....................................                   3.99%                   4.06%
Return on assets ........................................                   1.10                    1.01
Return on common equity .................................                  15.31                   14.50

CREDIT QUALITY DATA
Non-performing assets ...................................          $     382,491            $    380,478             0.53
Net loans charged-off ...................................                 77,816                  86,697           (10.24)
Allowance for loan losses ...............................                313,337                 305,526             2.56
Non-performing assets to total assets ...................                   1.37%                   1.44%
Allowance for losses to loans ...........................                   1.82                    1.94

* Not on a taxable equivalent basis